Exhibit 23(a)


            Consent of Independent Public Accountants
            -----------------------------------------



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 7, 1997, included or incorporated by reference in Ohio Edison Company's Form 10-K for the year ended December 31, 1996, and to the incorporation by reference in this registration statement of our report dated February 14, 1997, included in Centerior Energy Corporation's Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference in this registration statement of our report on the consolidated financial statements of Ohio Edison Company, dated February 13, 1998, included in Ohio Edison Company's Form 8-K dated March 23, 1998, and to all references to our Firm included in this registration statement.


Arthur Andersen LLP


Cleveland, Ohio
March 23, 1998

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